Exhibit 99.1

Mercury Computer Systems Reports Record Revenues

for Fourth Quarter and Fiscal Year

Fourth Quarter 2005 Revenues of $71.5 Million

Fiscal Year 2005 Revenues of $250.2 Million

Fourth Quarter 2005 Earnings per Share of $0.41

2005 Earnings per Share of $1.25

CHELMSFORD, Mass. —July 28, 2005—Mercury Computer Systems, Inc. (NASDAQ: MRCY), reported results for its fourth quarter and fiscal year ended June 30, 2005.

•	Fourth quarter revenues were $71.5 million, an increase of 21% over the prior year’s fourth quarter.
•	Fourth quarter operating income was $13.9 million, representing 19.4% of revenues.
•	Fourth quarter net income was $10.1 million, or 14.1% of revenues. Diluted earnings per share were $0.41 for the fourth quarter.
•	Cash flows from operating activities generated $4.1 million in the fourth quarter and $37.2 million for the fiscal year.
•	Cash and marketable securities balance at the end of the year was $228.2 million.

For the 2005 fiscal year, revenues were $250.2 million, up 35% over the 2004 fiscal year. Full-year operating income was $42.5 million, or 17% of revenues, an increase of $10.9 million over 2004. Net income was $30.2 million or 12.1% of revenues, versus $22.9 million or 12.3% in the prior year. Fiscal 2005 diluted earnings per share were $1.25, versus $1.03 for fiscal 2004.

“We are thrilled to report the strongest revenue year in Mercury’s history,” said Jay Bertelli, president and chief executive officer of Mercury Computer Systems, Inc. “We achieved strong organic growth in our high-end markets, including signals intelligence and medical imaging. Additionally, we augmented our 3D imaging and visualization solution portfolio with products and services gained through our acquisition of the TGS Group in May 2004, and increased our growth potential in this market with the recent acquisition of SoHard AG, a leader in web-based picture archiving and communications systems for hospital enterprises.

“This past month, we agreed to acquire Echotek Corporation, a long-time hardware alliance partner, to fill a product gap and enhance our defense business opportunities in signals intelligence as well as commercial wireless communications,” Mr. Bertelli continued. “We expect to close on Echotek in the third quarter of this calendar year.”

Backlog

The Company’s total backlog position at the end of the year was $91.8 million, compared to $91.2 million at the beginning of the fiscal year. Of the current total backlog, $85.7 million represents shipments scheduled over the next 12 months. The book-to-bill ratio was 1.0 for the fiscal year.

Defense Electronics

Revenues for the quarter from Defense Electronics were $47.5 million, representing 66% of total revenues. For the fiscal year, Defense Electronics revenues were $148.2 million, representing 59% of the Company’s total revenues, compared to $126.0 million, or 68% of revenues for fiscal 2004. For the fiscal year, the increase in Defense Electronics revenues was primarily in signals intelligence applications.

Imaging and Visualization Solutions

Revenues for the quarter from Imaging and Visualization Solutions were $12.2 million, representing 17% of total revenues. For the fiscal year, Imaging and Visualization Solutions revenues were $49.2 million, representing 20% of the Company’s total revenues, compared to $32.9 million, or 18% of total revenues for fiscal 2004. For the fiscal year, Imaging and Visualization Solutions revenues were particularly strong in magnetic resonance imaging (MRI).

OEM Solutions

Revenues for the quarter from OEM Solutions were $10.2 million, representing 14% of the Company’s total revenues. For the full fiscal year, OEM Solutions revenues grew to $48.4 million, or 19% of the Company’s total revenues, compared to $26.7 million, or 14% of revenues for fiscal 2004. This 81% year-over-year growth was driven by semiconductor design wins moving into production. As a result, we experienced increased shipments of our systems to semiconductor capital equipment OEMs for integration into their semiconductor inspection and mask-generation systems.

Momentum Computer business unit

Revenues for the quarter from Momentum Computer, which reported on its second full operating quarter under Mercury, were $1.6 million, representing 2% of the Company’s total revenues. For the full fiscal year, Momentum Computer contributed $4.4 million of revenues since being acquired in December 2004.

Stock Repurchase Program

At its meeting on July 25, the board of directors of Mercury authorized a share repurchase program for up to $20 million of the Company’s currently outstanding common stock. The plan is intended to offset the potential dilutive impact of the issuance of shares in connection with the Company’s employee stock option and purchase plans. Repurchases of the Company’s common stock may be made from time to time at management’s discretion on the open market at prevailing market prices or in privately negotiated transactions.

Business Outlook

This section presents our current expectations and estimates, given current visibility on our business outlook, and assumes the closing of the pending Echotek acquisition in the third quarter of calendar 2005. It is possible that actual performance will differ materially from the ranges and estimates given, either on the upside or on the downside, and may differ materially if the Echotek acquisition fails to close or the closing is delayed. Investors should consider all of the risks, including those listed in the Safe Harbor Statement below, with respect to these estimates, and make themselves aware of the risk factors that may impact the Company’s actual performance.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

References by the Company to non-GAAP operating income and non-GAAP earnings per share refer to costs and expenses or earnings per share excluding equity-based compensation cost. GAAP requires that this cost be included in costs and expenses and accordingly used to determine operating income and earnings per share. The Company’s management uses non-GAAP operating income, and associated non-GAAP net income (which is the basis for non-GAAP earnings per share) to make operational and investment decisions, and the Company believes that they are among several useful measures for an enhanced understanding of its operating results.

Excluding the equity compensation cost from GAAP operating income will enable investors to perform a meaningful comparison of the Company’s operating results to prior periods. In these prior periods, the Company’s GAAP financial results were not required to include expenses associated with stock option compensation, and now these expenses will be included within operating expenses in the GAAP presentation. The Company also believes that providing non-GAAP earnings per share affords investors a view of earnings that may be more easily compared to peer companies.

The Company believes these non-GAAP measures will aid investors’ overall understanding of its financial results by providing a higher degree of transparency for certain expenses, particularly those related to equity-based compensation costs, as well as providing a level of disclosure that will help investors understand how the Company plans and measures its own business. However, non-GAAP net income should be construed neither as an alternative to GAAP net income or earnings per share as an indicator of its operating performance, nor as a substitute for cash flow from operations as a measure of liquidity, because the items excluded from the non-GAAP measures often have a material impact on the Company’s results of operations. Therefore, management does, and investors should, use non-GAAP measures in conjunction with the Company’s reported GAAP results.

For fiscal 2006, the Company is projecting revenue to be in the range of $295 to $305 million, representing approximately 20% growth at the midpoint of the range, including the impact of acquisitions and closure of the pending Echotek acquisition announced earlier in the month.

As a June year-end company, the Company’s fiscal year 2006 GAAP projected results include the impact of FAS 123(R), Share-Based Payment. Accordingly, including the expense related to equity-based compensation, the Company projects full-year GAAP operating income to approximate 12% of revenues. Excluding the impact of equity-based compensation costs, fiscal 2006 operating income is projected to approximate 16% of revenues.

The Company projects 2006 fiscal year GAAP earnings per share to be in the range of $0.97 to $1.02. Excluding the impact of equity-based compensation costs, fiscal year 2006 earnings per share are projected to be in the range of $1.35 to $1.40.

For the first quarter of fiscal year 2006, revenues are expected to be in the range of $60 to $63 million. First quarter GAAP operating income is projected to approximate 6% of revenues, including the expense related to equity-based compensation. Excluding the expense related to equity-based compensation, first quarter fiscal 2006 operating income is projected to approximate 10% of revenues.

The Company projects first quarter fiscal 2006 GAAP earnings per share to be in the range of $0.11 to $0.13. Excluding the impact of equity-based compensation costs, first quarter fiscal year 2006 earnings per share are projected to be in the range of $0.18 to $0.20.

Recent Highlights

•	July – Mercury announced it has signed an agreement to purchase Echotek Corporation. Based in Huntsville, Alabama, Echotek produces a portfolio of board-level products for analog-to-digital conversion (A/D), digital-to-analog conversion (D/A), high-performance input/output (I/O), and specialized digital signal processing known as digital receivers. This functionality is present in “sensor-based” computing systems for defense applications such as radar and signals intelligence. These technologies are also key components in commercial systems for medical scanners, large-scale physics experiments, and electronic test instrumentation.

•

July – Mercury acquired SoHard AG, a global market leader in the development of advanced software solutions for medical imaging systems, hardware and firmware for commercial embedded systems, and software intelligence applications via professional services. Based in

Fuerth, Germany, SoHard AG is expected to accelerate growth and expand Mercury’s solution portfolio for 3D medical imaging applications.

•	June – Mercury announced that it will partner with IBM to integrate the Cell microprocessor technology in future products for data-intensive applications such as radar, sonar, MRI, CT, and digital X-ray. The optimized products are expected to provide a new level of sophistication and dramatically improved performance for the graphic- and compute-intensive requirements of existing and new customer applications.

•	June – Mercury announced the ExamineRT™ Server/Thin Client solution for 3D imaging in PACS, or picture archiving and communications systems. The ExamineRT Server/Thin Client provides a centralized, scalable, clustered server architecture that fits within existing PACS frameworks to seamlessly unite installed legacy systems across multiple platforms. In addition to enabling a dramatic increase in 3D workflow speed, the ExamineRT Server/Thin Client also reduces development costs as well as time to market for PACS OEMs.

•	May – Mercury announced its continued involvement with the Lockheed Martin Aegis Program, with participation in the successful February 2005 firing mission of the Aegis Ballistic Missile Defense (BMD) system, and the initial delivery of its next-generation PowerStream® 7000 RapidIO®-based multicomputer for next-phase development. For the firing mission, Mercury supplied the 6U RACE++® Series VME integrated signal processing system embedded in the Aegis BMD signal processor (BSP), which augmented the SPY-1D radar onboard an Aegis destroyer to enable real-time detection, tracking, analysis, and discrimination of several targets. The initial Lockheed Martin order for the PowerStream 7000 is central to the development of signal processing applications that are planned for deployment on Navy warships.

•

May – Mercury announced its strengthened commitment to ruggedized COTS (commercial off-the-shelf) computing, with the introduction of two new conduction-cooled products: the third-generation 800 MHz 7447A 6U VME Multicomputer, which is the most powerful COTS multiprocessing system available today for deployment in extreme environments; and the RACE++ Series MYRIAD-4130, a hybrid host and carrier module. Mercury also announced the expansion of ruggedization services through two new partnerships with Tracewell Systems and Parker Hannifin, and its commitment to the VITA cooling standards for next-generation products.

•	April – Mercury’s Momentum Computer business unit announced the industry’s first dual Pentium-based 6U single board computer (SBC) for the PICMG 2.16 specification. The CCR-200 doubles the compute density in a single slot of a PICMG 2.16 packet switch backplane. The PICMG 2.16 employs an Ethernet-based packet switch architecture on the CompactPCI platform. The combination provides a reliable, robust computing environment for high availability and next-generation network applications in embedded computing.

Conference Call Information

Mercury will host a conference call Thursday, July 28, 2005 at 11:00 a.m. ET to discuss the 2005 fourth quarter and fiscal year results and review the financial and business outlook for fiscal year 2006.

To listen to the conference call, dial (800) 449-5865 in the USA and Canada, and for international, dial (312) 461-9296. The conference code number is 6390664. Please call five to ten minutes prior to the scheduled start time. This call will also be broadcast live over the web at www.mc.com/investor under Financial Events.

A replay of the call by telephone will be available from approximately 2:00 p.m. ET on Thursday, July 28 through midnight ET on Friday, August 5. To access the replay, dial (888)

203-1112 in the USA and Canada, and for international, dial (719) 457-0820. Enter access code 6390664. A replay of the webcast of the call will be available for an extended period of time on the Financial Events page of the Company’s website at www.mc.com/investor.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to anticipated fiscal 2006 business performance and the result of acquisitions. You can identify these statements by our use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, general economic and business conditions, including unforeseen economic weakness in the Company’s markets, effects of continued geo-political unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, continued funding of defense programs, timing of such funding, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, failure of the parties to satisfy the closing conditions related to the Echotek Corp. acquisition, inability to fully realize the expected benefits from acquisitions or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, difficulties in retaining key employees and customers, and various other factors beyond the Company’s control. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s recent filings with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

About Mercury Computer Systems, Inc.

Mercury Computer Systems, Inc. (NASDAQ: MRCY) is the leading provider of high-performance embedded, real-time digital signal and image processing solutions. Mercury’s solutions play a critical role in a wide range of applications, transforming sensor data to information for analysis and interpretation. In military reconnaissance and surveillance platforms the Company’s systems process real-time radar, sonar, and signals intelligence data. Mercury’s systems are also used in state-of-the-art medical diagnostic imaging devices including MRI, PET, and digital X-ray, and in semiconductor imaging applications including photomask generation and wafer inspection. Mercury provides advanced 3D image processing and visualization software and optimized systems to diverse end markets including life sciences, geosciences, and simulation. The Company also provides radio frequency (RF) products for enhanced communications capabilities in military and commercial applications.

Based in Chelmsford, Massachusetts, Mercury serves customers in North America, Europe and Asia through its direct sales force and a network of subsidiaries and distributors. Visit Mercury on the web at www.mc.com.

# # #

Contact:

Kathy Donahue, Public Relations Manager

978-967-1126 / kdonahue@mc.com

PowerStream and RACE++ are registered trademarks, and ExamineRT is a trademark of Mercury Computer Systems, Inc. Product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

MERCURY COMPUTER SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2005	June 30, 2004
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$43,143	$18,695
Marketable securities	131,702	185,198
Accounts receivable, net	40,033	41,609
Inventory	16,691	10,746
Deferred tax assets, net	2,664	3,819
Prepaid expenses and other current assets	7,737	5,370

Total current assets	241,970	265,437

Marketable securities	53,382	34,391
Property and equipment, net	29,484	25,866
Goodwill	37,080	29,009
Acquired intangible assets, net	5,402	5,529
Deferred tax assets, net	4,480	3,612
Other assets	5,327	5,894

Total assets	$377,125	$369,738

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$8,627	$10,884
Accrued expenses	8,091	5,715
Accrued compensation	13,965	13,147
Amounts payable for acquisition	—	7,512
Notes payable	831	948
Income taxes payable	3,128	6,922
Deferred revenues and customer advances	8,162	5,851

Total current liabilities	42,804	50,979

Notes payable	134,997	135,827
Deferred compensation	1,281	1,122
Other long-term liabilities	217	953

Total liabilities	179,299	188,881

Stockholders’ equity:
Common stock	210	223
Additional paid-in capital	10,365	22,546
Retained earnings	188,094	157,908
Accumulated other comprehensive income (loss)	(843)	180

Total stockholders’ equity	197,826	180,857

Total liabilities and stockholders’ equity	$377,125	$369,738

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three months ended June 30,		Year ended June 30,
	2005	2004	2005	2004
Net revenues	$71,513	$59,131	$250,172	$185,595
Cost of revenues	22,946	16,869	84,466	60,537

Gross profit	48,567	42,262	165,706	125,058

Operating expenses:
Selling, general and administrative	20,490	16,780	73,095	54,805
Research and development	14,223	11,865	50,072	38,648

Total operating expenses	34,713	28,645	123,167	93,453

Income from operations	13,854	13,617	42,539	31,605

Interest income	1,639	702	5,094	2,036
Interest expense	(1,003)	(777)	(4,166)	(1,441)
Other income (expense), net	(81)	(71)	(344)	33

Income before income taxes	14,409	13,471	43,123	32,233

Income tax provision	4,323	3,907	12,937	9,348

Net income	$10,086	$9,564	$30,186	$22,885

Net income per share:
Basic	$0.48	$0.45	$1.44	$1.08

Diluted	$0.41	$0.40	$1.25	$1.03

Weighted-average shares outstanding:
Basic	20,950	21,238	21,028	21,122

Diluted	25,828	24,716	25,970	22,520

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended June 30,		Year ended June 30,
	2005	2004	2005	2004
Cash flows from operating activities:
Net income	$10,086	$9,564	$30,186	$22,885
Depreciation and amortization	2,752	2,092	10,573	7,406
Other and non-cash items, net	20	(806)	2,977	969
Changes in operating assets and liabilities	(8,746)	(5,500)	(6,551)	(5,318)

Net cash provided by operating activities	4,112	5,350	37,185	25,942

Cash flows from investing activities:
Sales (purchases) of marketable securities, net	11,986	(107,825)	34,694	(123,757)
Purchases of property and equipment	(3,226)	(2,287)	(10,608)	(5,599)
Acquisition of businesses, net of cash acquired	—	(13,525)	(16,184)	(17,425)

Net cash provided by (used in) investing activities	8,760	(123,637)	7,902	(146,781)

Cash flows from financing activities:
Proceeds from employee stock plans	1,336	1,167	6,145	3,741
Purchases of common stock	—	—	(24,966)	—
Proceeds from convertible debt offering, net	—	120,889	—	120,889
Principal payments under notes payable	(206)	(1,483)	(1,447)	(2,016)

Net cash provided by (used in) financing activities	1,130	120,573	(20,268)	122,614

Effect of exchange rate changes on cash and cash equivalents	(124)	(67)	(371)	(238)

Net increase in cash and cash equivalents	13,878	2,219	24,448	1,537

Cash and cash equivalents at beginning of period	29,265	16,476	18,695	17,158

Cash and cash equivalents at end of period	$43,143	$18,695	$43,143	$18,695